SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                          PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)
                             (AMENDMENT NO. 4) (1)


                                RADIOLOGIX, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    75040K109
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



         JAY WOLF                                                      GARY L. HERMAN
C/O TRINAD CAPITAL MASTER FUND LTD                            C/O STRATEGIC TURNAROUND EQUITY PARTNERS, L.P.
2121 AVENUE OF THE STARS, SUITE 1650                          720 FIFTH AVENUE, 9TH FLOOR
LOS ANGELES, CA 90067                                         NEW YORK, NEW YORK 10019
(310) 601-2500                                                (212) 247-1339

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)




                                 APRIL 20, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(c), 13d-1(f) or 13d-1(g), check the following box. |_|

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.

See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

-------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     TRINAD CAPITAL MASTER FUND LTD                      98-0447604
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CAYMAN ISLANDS
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,025,908
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,025,908
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,025,908
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.11% (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     TRINAD MANAGEMENT, LLC                             20-0591302
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,025,908
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,025,908
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,025,908
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.11%(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     TRINAD CAPITAL LP                                  20-0593276
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,955,001
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,955,001
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,955,001
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.79%(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     TRINAD ADVISORS GP, LLC                            20-0591650
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,955,001
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,955,001
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,955,001
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                          |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.79%(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     ROBERT ELLIN                                       N/A
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,025,908
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,025,908
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,025,908 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.11%(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     JAY WOLF                                           N/A
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,025,908
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,025,908
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,025,908 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.11%(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     STRATEGIC TURNAROUND EQUITY PARTNERS, L.P.         90-0000833
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        254,700
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    254,700
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     254,700 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.15% (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      GALLOWAY CAPITAL MANAGEMENT LLC                   90-0000838
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        254,700
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    254,700
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     254,700 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.15% (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

(1) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     GARY L. HERMAN                                     N/A
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    7,900(1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        254,700
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           7,900(1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    254,700
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     262,600 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.18% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------


(1) THIS INCLUDES 5,500 SHARES OF COMMON STOCK HELD BY MR. HERMAN INDIVIDUALLY AND 2,400 SHARES OF COMMON STOCK HELD BY GARY HERMAN, IRA.

(2) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ------------------------
CUSIP NO. 75040K109                   13D
----------------------                                  ------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     BRUCE GALLOWAY                                     N/A
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS *

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    389,800(1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        254,700
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           389,800(1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    254,700
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     644,500 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.90% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

(1) THIS INCLUDES 18,400 SHARES OF COMMON STOCK HELD BY MR. GALLOWAY INDIVIDUALLY, 42,400 SHARES OF COMMON STOCK OWNED BY MR. GALLOWAY IN CONJUNCTION WITH HIS WIFE, SARA HERBERT, 176,700 SHARES OF COMMON STOCK HELD BY BRUCE GALLOWAY, ROLLOVER IRA, 114,300 SHARES OF COMMON STOCK HELD BY SARA GALLOWAY, IRA, 18,000 SHARES OF COMMON STOCK HELD BY REXON GALLOWAY CAPITAL GROWTH LLC ("REXON") AND 20,000 SHARES OF COMMON STOCK HELD BY JACOMBS INVESTMENTS INC. ("JACOMBS"). MR. GALLOWAY DISCLAIMS ANY BENEFICIAL OWNERSHIP OF THE 38,000 SHARES OF COMMON STOCK FOR REXON AND JACOMBS EXCEPT TO THE EXTENT OF HIS INDIRECT BENEFICIAL OWNERSHIP AS A HOLDER OF VOTING POWER AND HIS ABILITY TO CAUSE REXON AND JACOMBS TO DISPOSE OF SUCH SHARES OF COMMON STOCK.

(2) ON THE BASIS OF 22,242,417 SHARES OF COMMON STOCK REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF APRIL 29, 2006 IN THE COMPANY'S LATEST QUARTERLY REPORT ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         The purpose of this Amendment No. 4 to the Schedule 13D previously filed jointly by Trinad Capital Master Fund Ltd, Trinad Management, LLC, Trinad Capital LP, Trinad Advisors GP, LLC, Robert Ellin, Jay Wolf, Strategic Turnaround Equity Partners, L.P., Galloway Capital Management LLC, Gary L. Herman and Bruce Galloway (collectively, the "Reporting Persons"), on December 8, 2005 ("Schedule 13D") is to disclose the current number of shares of Common Stock of Radiologix, Inc. Accordingly, only Items 3, 4 and 5, the only amended Items, are reported herein.

ITEM 2. IDENTITY AND BACKGROUND.

(a) and (c)

This Amendment is being filed by:

(i) Trinad Capital Master Fund, Ltd., a Cayman Islands corporation, which is a hedge fund dedicated to investing in micro-cap companies, with respect to shares directly and beneficially owned by Trinad Capital Master Fund, Ltd.

(ii) Trinad Capital LP, a Delaware limited partnership, which is principally engaged in investing in Trinad Capital Master Fund, Ltd., with respect to shares indirectly and beneficially owned by Trinad Capital LP. As of the date hereof, Trinad Capital LP is the owner of 96.5% of the issued and outstanding shares of the Trinad Capital Master Fund, Ltd.

(iii) Trinad Management, LLC, a Delaware limited liability company, which is principally engaged in the business of managing the investments of the Trinad Capital Master Fund, Ltd. and Trinad Capital LP, with respect to the shares directly and beneficially owned by Trinad Capital Master Fund, Ltd.

(iv) Trinad Advisors GP, LLC, a Delaware limited liability company and the general partner of Trinad Capital LP, which is principally engaged in serving as the general partner of Trinad Capital LP, with respect to the shares directly and beneficially owned by Trinad Capital LP.

(v) Robert S. Ellin, an individual, whose principal occupation is to serve as portfolio manager and the managing member of Trinad Advisors GP, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd., and the managing member of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd.

(vi) Jay Wolf, an individual whose principal occupation is to serve as portfolio manager and member of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd. and a member of Trinad Advisors GP, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The shares of Common Stock owned directly and indirectly by the Reporting Persons were purchased with working capital of Trinad Capital Master Fund Ltd. and Strategic Turnaround Equity Partners, L.P.


ITEM 4.  PURPOSE OF TRANSACTION

         All of the shares of Common Stock reported herein were acquired for investment purposes.

         The following table sets forth all the transactions with respect to the shares of Common Stock not previously reported on the Schedule 13D by any of the Reporting Persons:


         On each of the following dates and at the following prices per share, Trinad Capital Master Fund Ltd made purchases of Common Stock on the open market with its working capital:

------------------------ ------------------------------ ------------------------

         DATE              NUMBER OF SHARES ACQUIRED           PRICE PER SHARE
------------------------ ------------------------------ ------------------------
        4/20/06                       3,200                        1.6222
------------------------ ------------------------------ ------------------------
        4/21/06                      14,100                        1.6185
------------------------ ------------------------------ ------------------------
        4/24/06                      30,000                        1.6385
------------------------ ------------------------------ ------------------------
        4/26/06                      10,000                        1.7315
------------------------ ------------------------------ ------------------------
        4/27/06                      10,000                        1.9315
------------------------ ------------------------------ ------------------------
        4/28/06                       7,900                        2.1382
------------------------ ------------------------------ ------------------------
        4/28/06                      10,000                        2.0924
------------------------ ------------------------------ ------------------------
        5/10/06                      10,000                        2.2037
------------------------ ------------------------------ ------------------------
        5/12/06                      34,900                        2.3249
------------------------ ------------------------------ ------------------------
        5/15/06                      10,000                        2.3222
------------------------ ------------------------------ ------------------------
        5/16/06                      25,000                        2.3198
------------------------ ------------------------------ ------------------------
        5/16/06                      15,000                        2.2974
------------------------ ------------------------------ ------------------------
        5/19/06                       1,400                        2.1656
------------------------ ------------------------------ ------------------------
        5/19/06                         208                        2.1655
------------------------ ------------------------------ ------------------------
        5/23/06                      21,700                        2.0400
------------------------ ------------------------------ ------------------------
        5/25/06                      16,400                        1.9302
------------------------ ------------------------------ ------------------------
        5/26/06                       1,000                        2.1550
------------------------ ------------------------------ ------------------------
        5/26/06                      22,700                        2.1275
------------------------ ------------------------------ ------------------------
        5/30/06                       3,900                        2.1838
------------------------ ------------------------------ ------------------------
        5/30/06                      21,100                        2.2703
------------------------ ------------------------------ ------------------------
        5/30/06                      11,100                        2.2100
------------------------ ------------------------------ ------------------------
        5/31/06                       3,800                        2.2589
------------------------ ------------------------------ ------------------------
        5/31/06                       5,000                        2.2752
------------------------ ------------------------------ ------------------------
        5/31/06                      20,000                        2.3106
------------------------ ------------------------------ ------------------------

         On each of the following dates and at the following prices per share, Strategic Turnaround Equity Partners, L.P. made purchases of Common Stock on the open purchases of Common Stock and the open market with its working capital:

--------------------- ------------------------------ ---------------------------

          DATE          NUMBER OF SHARES ACQUIRED           PRICE PER SHARE
--------------------- ------------------------------ ---------------------------
        4/21/06                  14,100                          1.5974
--------------------- ------------------------------ ---------------------------
        4/24/06                  20,000                          1.6180
--------------------- ------------------------------ ---------------------------

         On each of the following dates and at the following prices, Bruce Galloway or his affiliates made purchases of Common Stock on the open market with his personal funds.

--------------------- ------------------------------ ---------------------------

          DATE          NUMBER OF SHARES ACQUIRED           PRICE PER SHARE
--------------------- ------------------------------ ---------------------------
        5/22/06                  20,000                          1.9148
--------------------- ------------------------------ ---------------------------
        5/31/06                   2,500                          2.2780
--------------------- ------------------------------ ---------------------------

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) and (b) As of the date hereof, Trinad Capital Master Fund Ltd., Trinad Management, LLC (as the manager of Trinad Capital Master Fund Ltd. and Trinad Capital LP), Robert Ellin and Jay Wolf (as Managing Member and Managing Director, respectively of Trinad Advisors GP, LLC and Trinad Management, LLC respectively) are deemed to beneficially own an aggregate of 2,025,908 shares of Common Stock, representing approximately 9.11% of the number of shares of Common Stock stated to be outstanding by the Company in its Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on April 29, 2006.

As of the date hereof, Trinad Capital LP (as the owner of 96.5% of the shares of Trinad Capital Master Fund, Ltd.), Trinad Management, LLC (as the manager of Trinad Capital Master Fund Ltd. and Trinad Capital LP), Trinad Advisors GP, LLC as a general partner of Trinad Capital LP are deemed to beneficially own an aggregate of 1,955,001 shares of Common Stock, representing approximately 8.79% of the number of shares of Common Stock stated to be outstanding by the Company in its Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on April 29, 2006.

Trinad Capital Master Fund Ltd. and Trinad Management, LLC are deemed to be the direct beneficial owners of 2,025,908 shares of Common Stock. Trinad Capital LP and Trinad Advisors GP, LLC are deemed to be the indirect beneficial owners of 1,955,001 shares of Common Stock. Robert Ellin and Jay Wolf are deemed to be the indirect beneficial owners of 2,025,908 shares of Common Stock. Each of Trinad Management, LLC, Trinad Capital LP and Trinad Advisors GP, LLC, Robert Ellin and Jay Wolf disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by Trinad Capital Master Fund Ltd. (except for (i) the indirect interest of Trinad Management, LLC by virtue of being the general partner of Trinad Capital Master Fund Ltd, (ii) the indirect interest of Robert Ellin and Jay Wolf by virtue of being members of Trinad Management, LLC, and
(iii) the indirect interests of Robert Ellin and Jay Wolf by virtue of being members of Trinad Capital Master Fund Ltd). Trinad Management, LLC, Robert Ellin and Jay Wolf have shared power to direct the vote and shared power to direct the disposition of these shares of Common Stock.

         As of the date hereof, Strategic Turnaround Equity Partners, L.P., Galloway Capital Management LLC (as the general partner of Strategic Turnaround Equity Partners, L.P.), Bruce Galloway and Gary L. Herman (as a Managing Members of Galloway Capital Management LLC) are deemed to beneficially own an aggregate of 254,700 shares of Common Stock, representing approximately 1.15% of the number of shares of Common Stock stated to be outstanding by the Company in its Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on April 29, 2006. Strategic Turnaround Equity Partners, L.P. is deemed to be the direct beneficial owner of 254,700 shares of Common Stock. Galloway Capital Management LLC is deemed to be the indirect beneficial owner of 254,700 shares of Common Stock. Bruce Galloway and Gary L. Herman are deemed to be the indirect beneficial owners of 254,700 shares of Common Stock. Each of Galloway Capital Management LLC, Bruce Galloway and Gary L. Herman disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by Strategic Turnaround Equity Partners, L.P. (except for (i) the indirect interest of Galloway Capital Management LLC by virtue of being the general partner of Strategic Turnaround Equity Partners, L.P., (ii) the indirect interests of Bruce Galloway and Gary L. Herman by virtue of being members of Galloway Capital Management LLC, and (iii) the indirect interests of Bruce Galloway and Gary L. Herman by virtue of being limited partners of Strategic Turnaround Equity Partners, L.P.). Galloway Capital Management LLC, Gary L. Herman and Bruce Galloway have shared power to direct the vote and shared power to direct the disposition of these shares of Common Stock.

         Of the 389,800 shares of common stock deemed to be beneficially owned by Bruce Galloway, 18,400 shares of common stock are held by Mr. Galloway individually, 42,400 shares of common stock are owned by Mr. Galloway in conjunction with his wife, Sara Herbert, 176,700 shares of common stock are held by Bruce Galloway, Rollover IRA, 114,300 shares of common stock are held by Sara Galloway, IRA, 18,000 shares of common stock are held by Rexon Galloway Capital Growth LLC and 20,000 shares of common stock are held by Jacombs Investments, Inc.

                   Remainder of Page Intentionally Left Blank

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      TRINAD CAPITAL MASTER FUND LTD


June 9, 2006                          By:/s/ Jay Wolf
                                         ----------------------------
                                      Name:  Jay Wolf
                                      Title: Managing Director of Trinad
                                      Management, LLC, the General Partner of
                                      Trinad Capital Master Fund Ltd


                                      TRINAD MANAGEMENT, LLC


June 9, 2006                          By: /s/ Jay Wolf
                                         ----------------------------
                                      Name:  Jay Wolf
                                      Title: Managing Director


                                      TRINAD CAPITAL LP


June 9, 2006                          By: /s/ Trinad Advisors GP, LLC
                                         ----------------------------
                                      Name:  Trinad Advisors GP, LLC
                                      Title: Trinad Capital LP's General Manager

                                      TRINAD ADVISORS GP, LLC

June 9, 2006                          By: /s/ Robert Ellin
                                         ----------------------------
                                      Name:  Trinad Advisors GP, LLC
                                      Title: Managing Member


                                      ROBERT ELLIN

June 9, 2006                          /s/ Robert Ellin
                                      -------------------------------
                                      JAY WOLF

June 9, 2006                          /s/ Jay Wolf
                                      -------------------------------


                                      STRATEGIC TURNAROUND EQUITY PARTNERS, L.P.


June 9, 2006                          By:/s/ Gary L. Herman
                                         ----------------------------
                                      Name: Gary L. Herman
                                      Title: Managing Member of Galloway Capital
                                      Management LLC, the General Partner of
                                      Strategic Turnaround Equity Partners, L.P.


                                      GALLOWAY CAPITAL MANAGEMENT LLC

June 9, 2006                          By:/s/ Gary L. Herman
                                         ----------------------------
                                      Name: Gary L. Herman
                                      Title: Managing Member

                                      GARY L. HERMAN

June 9, 2006                          /s/ Gary L. Herman
                                      -------------------------------

                                      BRUCE GALLOWAY

June 9, 2006                          /s/ Bruce Galloway
                                      -------------------------------


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).